EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-1 of our report dated October 31, 2007 (December 4, 2007 as to Note 7) relating to the financial statements of Trian Acquisition I Corp. (a corporation in the development stage) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Trian Acquisition I Corp.’s ability to continue as a going concern) appearing in the prospectus, which is part of this registration statement.

We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP
New York, New York
December 4, 2007